September 16, 2024 Exhibit 10.8

PERSONAL AND CONFIDENTIAL

Michael A. Croatti

Re: Transition Agreement

Dear Mike:

As we have discussed, your employment with UniFirst Corporation (the “Company”) will be ending. We appreciate your significant contributions to the Company and would like to make this transition as smooth as possible. Consistent with that, and in lieu of any separation pay and benefits under the terms of the Company’s Executive Employment Plan effective October 26, 2020 (the “Employment Plan”) or otherwise, the Company is offering you the opportunities to continue your at-will employment through December 31, 2024 and to be eligible for separation pay and benefits after your employment ends, subject to the terms in the below Transition Agreement (the “Agreement”). If you execute the Agreement, the Agreement will govern the remainder of your employment and will fully supersede any other agreements or understandings between you and the Company relating to your employment, compensation, severance, and benefits, including without limitation the Employment Plan; provided, however, the Non-Compete Agreement, the Arbitration Agreement and the Equity Documents (as such terms are defined below) remain in effect.

With those understandings and in the interest of clarity, the following terms and obligations apply regardless of whether you enter into the Agreement:

•
The Company will pay you all earned but unpaid salary through the last day of your employment.
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The Company will pay you your annual cash bonus for fiscal year 2024 as determined by the Compensation Committee of the Company’s Board of Directors and pursuant to and subject to the terms of the applicable annual cash bonus plan for fiscal year 2024, including without limitation with respect to timing of payment.
•
The Company will pay you for all accrued but unused vacation time due to you, if applicable, through the last day of your employment based on the Company’s records.
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The Company will reimburse you for any outstanding, reasonable business expenses that you have incurred on the Company’s behalf through your last day of employment, subject to the Company’s timely receipt of appropriate documentation.
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The Company will provide you with the right to continue group health plan coverage after your employment ends under the law known as “COBRA,” which will be described in a separate written notice.

•
You are subject to continuing obligations under the Employment Agreement and Restrictive Covenant dated December 12, 2023 by and between you and the Company (the “Non-Compete Agreement”) and the November 7, 2023 Mutual Arbitration Agreement, by and between you and the Company (the “Arbitration Agreement”); provided that the Non-Compete Agreement and the Arbitration Agreement will be interpreted in accordance with the protected disclosures in Section 11 of the Agreement.

•
Your outstanding stock appreciation rights and restricted stock units will be governed by the applicable stock appreciation right award certificate, restricted stock unit award certificate, and the Company’s Amended and Restated 2010 Stock Option and Incentive Plan, as amended (collectively, the “Equity Documents”).

Transition Agreement

The remainder of this letter proposes the Agreement between you and the Company. The purpose of this Agreement is to establish a smooth transition for the ending of your employment relationship, including releasing the Company and related persons or entities from any claims and providing you with opportunities for pay and benefits that you would otherwise not be eligible to receive. With those understandings, you and the Company agree as follows:

1.
Conditions

To be eligible for the pay and benefits set forth in this Agreement, you must satisfy each of the following “Conditions” as determined in the Company’s reasonable and good faith discretion: (a) you execute, do not revoke, and comply with this Agreement; (b) you continue to complete your work for the Company, which for the avoidance of doubt, shall include transitioning your duties and completing outstanding projects and tasks, in a manner reasonably consistent with your past performance for the Company; (c) you are not terminated by the Company for Cause (as defined in the Employment Plan); (d) you do not resign prior to December 31, 2024 (the “Anticipated Separation Date”); and (e) you execute and do not revoke the Certificate Updating Release of Claims attached hereto as Exhibit A (the “Certificate”) within the applicable time periods set forth therein.

2.
Transition Period

If you satisfy Conditions (a), (b), (c), and (d) above, your at-will employment with the Company will continue until December 31, 2024, at which time your employment with the Company will end. Your actual last day of employment (whether on the Anticipated Separation Date or an earlier date) is referred to herein as the “Separation Date.” The time period between the Effective Date (as defined below) and the Separation Date is referred to herein as the “Transition Period.”

You agree to forfeit your Executive Vice President, Operations title effective on November 30, 2024 (or, for the avoidance of doubt if your employment ends earlier, the Separation Date). You agree to execute any documents in reasonable form as may be requested by the Company to confirm or effectuate any such change in your title. You further agree that the change in your title does not result in any payment or benefit to you.

Notwithstanding the change in your title as a Company employee, during the Transition Period, you will continue to be paid at your current base salary rate of $411,450 per year, remain eligible to participate in the Company’s group employee benefit plans subject to the terms and conditions of those plans, and continue to vest in equity subject to the terms of the Equity Documents; provided that, effective as of the Separation Date, you will cease accruing vacation under the Company’s vacation policy; provided further, and notwithstanding anything to the contrary in the foregoing, you agree that you are not eligible for any pay or benefits under the Employment Plan or the Unfunded Supplemental Executive Retirement Plan (the “SERP) or for any bonus, severance, or other compensation or benefits under any employment agreement or otherwise, except as specifically set forth in this Agreement.

To the extent applicable and in addition to your forfeiture of your Executive Vice President, Operations title effective on the Effective Date, you shall be deemed to have resigned from any and all positions that you hold with the Company, and with any affiliate of the Company, as an officer, director, or otherwise effective on the Separation Date. You agree to execute any documents in reasonable form as may be requested by the Company to confirm or effectuate any such resignations.

For the avoidance of doubt, if you fail to satisfy all of the Conditions, your employment will end and you will be paid your accrued salary through the Separation Date, but you will not be eligible for the other pay and benefits set forth in this Agreement.

3.
Severance Benefits

Subject to you satisfying each of the Conditions, including without limitation the execution and non-revocation of the Certificate, you will be eligible for the following “Severance Benefits”:

(a) Severance Pay. The Company shall pay you severance pay (“Severance Pay”) in a single lump sum cash amount of $617,175 (which is equal to eighteen (18) months of pay at your current annual base salary rate), less applicable deductions and withholdings. The Company shall pay you the Severance Pay on or before January 31, 2025.

(b) Bonus. The Company shall pay you a bonus (the “Bonus Pay”) in a single lump sum cash amount of $246,870 (which is equal to one-and-one-half times your target cash incentive bonus for the current fiscal year), less applicable deductions and withholdings. The Company shall pay you the Bonus Pay on or before January 31, 2025.

(c) Health Benefits. If you timely elect COBRA continuation coverage, the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly premiums associated with maintaining your health insurance under the Company’s group health plan for the same level of group health insurance coverage as in effect for you on the Separation Date until the earliest of (i) the end of the eighteenth (18th) month following the Separation Date; (ii) your eligibility for group medical care coverage through other employment; or (iii) the end of your eligibility under COBRA for continuation coverage for medical care; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to you for the aforementioned time period and such payments to you shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates. You agree to notify the Company promptly if you become eligible for group medical care coverage through another employer. You also agree to respond promptly and fully to any reasonable requests for information by the Company concerning your eligibility for such coverage.

4.
Release of Claims

In consideration for, among other terms, the opportunity to continue your at-will employment through the Anticipated Separation Date, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective parents, subsidiaries, predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, direct or indirect owners, managers, members, insurers, representatives, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Released Parties”) generally from all claims, demands, debts, suits, controversies, actions, causes of action, cross-claims, counter‑claims, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, and liabilities of every name and nature, known or unknown arising out of or relating to your employment by, and the decision to end your employment with, the Company (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Released Parties. This release includes, without limitation, your release of all Claims:

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of wrongful discharge or violation of public policy;
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of breach of contract;
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of defamation or other torts;
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of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act) (collectively the ADEA), the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act of 1963, Section 1981 of U.S.C. Title 42, Massachusetts General Laws Chapter 151B, and the New Hampshire Law Against Discrimination);
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under any other federal or state statute (including, without limitation, Claims under the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974 (with respect to unvested benefits), the Sarbanes-Oxley Act of 2002, the Massachusetts Family and Medical Leave Law, and New Hampshire’s Protective Legislation Law (including without limitation N.H. Rev. Stat. Ann. § 275:70));
•
for wages, bonuses, incentive compensation, commissions, stock, stock appreciation rights, restricted stock units, vacation pay or any other compensation or benefits, regardless of whether based on the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or any other law or agreement;

•
arising out of, or relating to, any employment or equity related agreement with the Company, including, but not limited to, any other awards, policies, plans, programs or practices of the Released Parties that may apply to you or in which you may participate, including, but not limited to, any rights under bonus plans or programs of Released Parties and/or any other short-term or long-term equity-based or cash-based incentive plans or programs of the Released Parties; and
•
for damages or other remedies of any sort arising from or relating to your employment with the Company, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your rights under this Agreement, rights that cannot be waived as a matter of law, or your rights under any “employee benefit plan,” as that term is defined in Section 3(3) of the Employee Retirement Income Security Act, 29 U.S.C. §1002(3). You acknowledge that the termination of your employment in accordance with this Agreement shall not give rise to any Claims. You acknowledge that as of the Company’s most recent payroll payment of salary to you, you were fully paid for all salary and other compensation then due to you.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Released Parties with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

5.
Continuing Obligations

You acknowledge that your obligations under the Non-Compete Agreement and the Arbitration Agreement shall continue in effect.

6.
Return of Property

By the earlier of the Separation Date or request by the Company, you agree to return to the Company all Company property, including, without limitation, computer equipment, keys and access cards, credit cards and any documents (including electronic documents as well as hard copies) containing information concerning the Company, its business or its business relationships. You also commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains your property after the Separation Date. In the event that you discover that you continue to retain any such property, you shall return it to the Company immediately.

7.
Confidential Information

You understand and agree that you have been and will continue to be employed in a position of confidence and trust and have had access to information concerning the Company that the Company treats as confidential and the disclosure of which could negatively affect the Company’s interests (“Confidential Information”). Confidential Information includes, without limitation, confidential financial information; business forecasts; inventions; improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; confidential software; marketing or sales information or plans; customer lists; and business plans, prospects and opportunities. Subject to Section 11 below, you agree that you shall not use or disclose any Confidential Information at any time without the written consent of the Company. For the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement or the Confidentiality Agreement for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8.
Non-Disparagement

Subject to Section 11 below, you agree that you shall not knowingly (and shall not knowingly cause or encourage any other person or entity to) at any time, directly or indirectly, make, publish or communicate to any person or entity any statement, comment or remark, whether written or oral, which in any way disparages, defames or is negative regarding, or could reasonably be expected to, impugn the personal or professional character, reputation or integrity of the Company or any of the other Released Parties, their representatives (including, but not limited to, employees, officers and agents), their customers, clients, suppliers, investors and other associated third parties, or their investments, businesses, business practices, prospects, products or services. You represent that during the period since this Agreement was proposed to you, you have not made any such disparaging statements.

9.
Future Cooperation

You agree to be available to and cooperate with the Company and all of its affiliates (including its and their outside counsel) in any Company internal investigation or administrative, regulatory, or judicial proceeding, arbitration or other settlement or dispute that relates to events occurring during your employment by the Company or about which the Company otherwise believes you may have relevant information, and you agree to provide full and accurate information and reasonable assistance with respect to the same. Such cooperation and assistance by you is understood to include, but not be limited to: being reasonably available by telephone or e-mail for periodic questions as needed, being available to the Company upon reasonable notice for interviews, factual investigations and depositions, appearing at the Company’s request for the purpose of giving testimony without requiring service of a subpoena or other legal process, volunteering to the Company pertinent information, assisting with interrogatories, making court appearances, and turning over to the Company all relevant documents which are or may in the future come into your possession. In the event that the Company asks for your cooperation in accordance with this Section, the Company agrees to reimburse (or advance, as reasonably needed) you for reasonable travel expenses, including lodging and meals, upon submission of receipts to the Company for such expenses. Further, you shall not knowingly encourage, counsel or assist any non-governmental attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, lawsuits, complaints, or other adverse claims or actions by any non-governmental third party against any of the Released Parties, and will not provide any information to any non-governmental third party concerning any of the Released Parties, unless compelled to do so by valid subpoena or other court order, and in such case only after first notifying the Company sufficiently in advance of such subpoena or court order to reasonably allow the Company an opportunity to object to the same. You agree to notify the Company via email to Michael Patrick, Vice President of Legal Affairs (Michael_Patrick@unifirst.com) immediately in the event of any requests for information or testimony that you receive in connection with any of the foregoing.

10.
Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement, any other agreement with the Company, or any Company policy or code limits your ability, with or without notice to the Company, to: (a) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”); (b) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (c) exercise any rights under Section 7 of the National Labor Relations Act, which are available to non-supervisory employees, including assisting co-workers with or discussing any employment issue as part of engaging in concerted activities for the purpose of mutual aid or protection; (d) share compensation information concerning yourself or others (provided that this does not permit you to disclose compensation information concerning others that you obtain because your job responsibilities require or allow access to such information); (e) testify truthfully in a legal proceeding; (f) initiate communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation; (g) participate in protected whistleblower activity or making disclosures under the whistleblower provisions of any applicable law, rule or regulation; or (h) seek or accept any U.S. Securities and Exchange Commission awards or other relief in connection with protected whistleblower activity. Any such communications and disclosures must be consistent with applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action), but this does not apply to (and the Company shall not attempt in any way to limit) any right you may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.

11.
Other Provisions

(a) Termination of Payment Obligation or Return of Payments. If you materially breach any of your obligations under this Agreement, the Non-Compete Agreement, or the Arbitration Agreement, in addition to any other legal or equitable remedies it may have for such material breach, the Company shall have the right to terminate its payments to you or for your benefit under this Agreement. To the extent that any such amounts have been paid, you shall return any such amounts to the Company. The termination of such payments in the event of your material breach will not affect your continuing obligations under this Agreement.

(b) Tax Treatment. The Company shall make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement that it reasonably determines to be required. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit and the Company otherwise makes no representations or warranties with respect to the tax consequences of the payments provided to you or made on your behalf under the terms of this Agreement. You agree and understand that you are responsible for payment, if any, of local, state and/or federal taxes on the payments made hereunder by the Company and any penalties or assessments thereon. You further agree to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments or recoveries by any government agency against the Company for any amounts claimed due on account of: (i) your failure to pay or the Company’s failure to withhold, or your delayed payment of, federal or state taxes; or (ii) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

(c) Absence of Reliance; Non-Admission. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company. By proposing and entering into this Agreement, the Company is not admitting in any way that it violated any legal obligation that it owed to you.

(d) Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(e) Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(f) Arbitration; Jurisdiction. Any controversy or claim arising out of or related to this Agreement, including without limitation any claim of a violation of this Agreement, shall, to the fullest extent permitted by applicable law, be resolved pursuant to the “Arbitration Agreement”. This Section 12(f) shall be specifically enforceable. Notwithstanding anything to the contrary in the foregoing, neither this Section 12(f) nor the Arbitration Agreement shall preclude either you or the Company from pursuing court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, including without limitation relief sought under the Non-Compete Agreement; provided that any other relief shall be pursued through arbitration pursuant to the Arbitration Agreement. To the extent that any court action is permitted consistent with or to enforce this Section 12(f) of the Agreement, you agree that the federal and state courts situated within the Commonwealth of

Massachusetts shall have exclusive jurisdiction to consider such matters and you hereby submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper.

(g) Relief. You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your promises set forth in Sections 5, 6, 7, 8 and 9 (the “Specified Sections”). You further agree that money damages would be an inadequate remedy for any breach of any of the Specified Sections. Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations under any of the Specified Sections, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond.

(h) Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

(i) Entire Agreement. This Agreement constitutes the entire agreement between you and the Company. This Agreement supersedes any previous agreements or understandings between you and the Company including without limitation the SERP, and the Employment Plan, except the definition of Cause in the Employment Plan, the Non-Compete Agreement, the Arbitration Agreement), the Equity Documents, and any other obligations specifically preserved in this Agreement.

(j) Time for Consideration; Effective Date. You acknowledge that you have knowingly and voluntarily entered into this Agreement and that the Company advises you to consult with an attorney before signing this Agreement. By entering into this Agreement, you acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days from your receipt of this Agreement before signing it (the “Consideration Period”). You further agree that changes to this Agreement, material or immaterial, will not restart the Consideration Period. To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by Michael Patrick, Vice President of Legal Affairs (Michael_Patrick@unifirst.com) at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) business days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to Michael Patrick, Vice President of Legal Affairs, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) business day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

(k) Section 409A. You understand and agree that it is the intention of the parties to this Agreement that payments or benefits payable under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), and not be subject to the additional tax imposed pursuant to Code Section 409A. To the extent such potential payments or benefits could become subject to Section 409A, the parties to this Agreement shall cooperate to amend this Agreement with the goal of giving you the economic benefits described herein in a manner that does not result in such tax being imposed. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. If a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(l) Counterparts. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document.

[Signature Page Follows]

Please accept this Agreement by signing and returning to Michael Patrick, Vice President of Legal Affairs, the original or a PDF copy of this letter within the time period set forth above.

Sincerely,

UniFirst Corporation

By: ______________________________ _________________________________

Steven S. Sintros Date

Chief Executive Officer and President

Enclosure: Certificate (Exhibit A)

You are advised to consult with an attorney before signing this Agreement. This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

____________________________________ __________________________________

Michael A. Croatti Date

EXHIBIT A

Certificate Updating Release of Claims

I, Michael A. Croatti, hereby acknowledge and certify that I entered into a Transition Agreement (the “Agreement”) with UniFirst Corporation (the “Company”) to which this Certificate Updating Release of Claims (the “Certificate”) is attached as Exhibit A and which I am now entering into in connection with my cessation of employment. Capitalized but undefined terms in this Certificate are defined in the Agreement. Pursuant to the Agreement, I am required to sign this Certificate, which, among other things, updates the release of claims in the Agreement in order to receive the Severance Benefits in the Agreement. For this Certificate to become effective and for me to receive the Severance Benefits, I must (A) satisfy all of the Conditions in the Agreement, (B) sign this Certificate after the Separation Date and within twenty-one (21) days after the Separation Date, and (C) not revoke this Agreement. With those understandings I agree as follows:

1.
A copy of this Certificate was attached as Exhibit A to the Agreement.

2.
In consideration of the Severance Benefits in the Agreement, for which I acknowledge I would otherwise not be entitled, I hereby extend the release of claims set forth in the Agreement to any and all Claims that arose after the date I signed the Agreement through the date I signed this Certificate, subject to all other exclusions and terms set forth in the Agreement. Without limiting the foregoing, and for the avoidance of doubt, I hereby waive and release all Claims arising through the date I enter into this Certificate under the Age Discrimination in Employment Act (ADEA), under the Older Workers Benefit Protection Act (OWBPA), and for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, regardless of whether based on the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or any other law or agreement.

3.
I have carefully read and fully understand all of the provisions of this Certificate, I knowingly and voluntarily agree to all of the terms set forth in this Certificate, and I acknowledge that in entering into this Certificate, I am not relying on any representation, promise or inducement made by the Company or any of the other Released Parties with the exception of those promises expressly contained in this Certificate and the Agreement.

4.
I represent that I have not been subject to any retaliation or any other form of adverse action by the Company or any of the other Released Parties for any action taken by me as an employee or resulting from my exercise of or attempt to exercise any statutory rights recognized under federal, state or local law. I agree that I have been paid all wages and other compensation owed to me as of the Separation Date. I also agree that none of my rights have been violated under any statute, common law or Company policy, program or agreement. I represent that I have reported any and all workplace injuries that I suffered during my employment, if any, to the Company before executing this Certificate.

5.
The Company advises me to consult with an attorney before signing this Certificate.

6.
I understand and acknowledge that I have been given the opportunity to consider this Certificate for at least twenty-one (21) days from my receipt of this Certificate before signing it.

7.
If I sign this Certificate, for the period of seven (7) business days from the date when I sign this Certificate, I have the right to revoke this Certificate by written notice to Michael Patrick, Vice President of Legal Affairs (Michael_Patrick@unifirst.com). For such a revocation to be effective, it must be delivered so that it is received by Michael Patrick, Vice President of Legal Affairs, at or before the expiration of the seven (7) business day revocation period.

8.
I understand that to be eligible for the Severance Benefits in the Agreement, in addition to satisfying the other Conditions, I must (a) sign this Certificate after the Separation Date and within twenty-one (21) days after the Separation Date and (b) not revoke my signature of this Certificate for the period of seven (7) business days from the date when I sign the Certificate.

9.
If I do not sign and return this Certificate within the specified time period, or if I revoke it, I will not be entitled to the Severance Benefits described in the Agreement but I will continue to be subject to the continuing obligations set forth in the Agreement.

10.
This Certificate shall become effective on the first business day following the expiration of the seven (7) business day revocation period (the “Certificate Effective Date”).

11.
This Section 11 includes a post-employment non-competition covenant, which is entered into in connection with the cessation of my employment and, in accordance with Massachusetts law, I have been provided seven (7) business days to revoke this Certificate. In order to protect the Company’s Confidential Information and goodwill, and in consideration for the Severance Benefits which I acknowledge I am not otherwise entitled, for a period of twelve (12) months following the Separation Date (the “Restricted Period”), I shall not, directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, in a Related Capacity engage or otherwise participate (or prepare to engage or otherwise participate) in any Restricted Business Activities in the Restricted Territory. For purposes of this Certificate, “Restricted Business Activities” means any business activities that involve the development, manufacturing or marketing of any products, or the performance of any services or engagement in any activities, that are competitive with (A) the products, services or activities that I, directly or indirectly, was involved with or supported during my employment with the Company or (B) products or services or activities that the Company or any of its subsidiaries has under development or that are the subject of active planning that I, directly or indirectly, was involved with or supported during my employment with the Company. For the avoidance of doubt, the preceding sentence shall include the services performed by the Company, including without limitation, supplying uniforms, workwear, floorcare, dust control, restroom service, cleaning solutions, and related products. These services include, but are not limited to: manufacturing, cleaning, repairing, selling, renting, and servicing customized garments, pants, shirts, jackets, coveralls, lab coats, foodservice smocks, corporate casual attire, gloves, hats, footwear, protective clothing (including but not limited to flame resistant shirts, pants, and coveralls, and high visibility vests, caps, and T-shirts), other wearing apparel and work garments, linens, wiping products, rags, fender and seat covers, dust control items, various mats, mops, soaps, sanitizers, air fresheners, paper products, dispensers, cleaning solutions, and other similar items. It also includes the design and operation of nuclear decontamination laundries, the treatment and processing of cleanroom garments, and the supply of first aid and safety equipment. For purposes of this Agreement, “Related Capacity” means (A) any capacity or role related to, similar to, or having duties or responsibilities similar to, the capacity(ies) or role(s) I hold or held, or in which I otherwise provide or provided services, for the Company during my employment or (B) any other capacity or role in which my knowledge of the Company’s Confidential Information or my goodwill with the Company’s employees, customers or other business relationships would be of value to a person or entity engaged in Restricted Business Activities. For purposes of this Agreement, “Restricted Territory” means (A) with respect to the U.S., (1) any U.S. state in which I, or any employees I supervised, provided services for the Company or in which my services or the services of any employees I supervised had a material effect on business activities during my employment with the Company and (2) any other U.S. state in which the Company, directly or indirectly, develops, manufactures, offers, produces, licenses or markets any products or services or has active plans to develop, manufacture, offer, produce, license or market any product or services as of the last day of my employment with the Company and (B) any other country in which the Company, directly or in directly, develops, manufactures, offers, produces, licenses or markets any products or services or has active plans to develop, manufacture, offer, produce, license or market any products or services as of the last day of my employment with the Company. If any one or more of the provisions contained in Sections 11, 12, or 13 of this Certificate shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. For the avoidance of doubt, the foregoing supplements and does not limit, and is not limited by, Section 12(d) of the Agreement. Further, as permitted by Section 12(f) of the Agreement, I agree that any court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction for breach or threatened breach of this Section 11 of the Certificate shall be brought in the county of Suffolk and that the superior court or the business litigation session of the superior court shall have exclusive jurisdiction.

12.
In order to protect the Company’s Confidential Information and goodwill, and in consideration for the Severance Benefits which I acknowledge I am not otherwise entitled, during the Restricted Period, I shall not, directly or indirectly, in any manner, solicit or transact any business with any Customers, in either case with the purpose or effect of (A) competing with the Company or (B) causing any such Customer to reduce or terminate such Customer’s business relationship with the Company. For purposes of this Section 12, “Customers” shall mean customers and customer prospects of the Company or any of its subsidiaries, in either case with whom or which I had material contact or about whom or which I learned Confidential Information during my employment with the Company. I understand that it would be a violation of this Section 12 if I provided information about a Customer to an individual who I know or should know will use such information for the purpose of soliciting such Customer.
13.
In order to protect the Company’s Confidential Information and goodwill, and in consideration for the Severance Benefits which I acknowledge I am not otherwise entitled, during the Restricted Period, I shall not, directly or indirectly, in any manner: (i) solicit, entice or attempt to persuade any Employee or Independent Contractor of the Company to leave the Company or (ii) otherwise participate in or facilitate the hire, directly or through another entity, of any Employee or Independent Contractor who is then employed or engaged by the Company. For purposes of this Section 13, “Employee” and “Independent Contractor” shall mean an employee or independent contractor of the Company or its subsidiaries, as applicable, with whom I had material contact during my employment with the Company or about whom I learned confidential information during my employment with the Company. I understand that it would be a violation of this Section 13 if I provided information about an Employee or Independent Contractor to an individual who I know or should know will use such information for the purpose of soliciting such Employee or Independent Contractor.
14.
Upon the Certificate Effective Date, I agree that this Certificate shall become a part of the Agreement and shall supersede the Non-Compete Agreement.

_____________________________ _____________________________

Michael A. Croatti Date